Connolly, Grady & Cha, P.C.
Certified Public Accountants

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219212, filed on July 10, 2017 and amended on June 11, 2020; and No. 333-226646, filed on August 7, 2018 and amended on June 11, 2020), and Form S-3 (No. 333-251174, filed on December 7, 2020) of GrowGeneration Corp. (the "Company") of our report dated March 27, 2020 relating to the consolidated financial statements of the Company for the year ended December 31, 2019 appearing in the Annual Reports on Form 10-K of the Company for the years ended December 31, 2021 and December 31, 2020.

Dated: March 9, 2022

By: Connolly, Grady + Cha, P.C.

Office Suites at Stoney Creek
453 Baltimore Pike, 2nd Floor • Springfield, PA 19064-3850
(215) 735-4580 • Fax (215) 735-4584 • cgcpc.com

A PCAOB Registered Firm
Member of the American & Pennsylvania Institutes of Certified Public Accountants